Exhibit 99.1

PMV Pharmaceuticals Appoints Matt Eckler, Ph.D., to Board of Directors

Dr. Eckler brings more than two decades of combined experience in healthcare investing across public and private markets at Samsara BioCapital, ArrowMark, and GMT Capital, and scientific research

Company planning NDA submission for accelerated approval of rezatapopt in patients with platinum-resistant/refractory ovarian cancer in first quarter of 2027

PRINCETON, N.J., October 5, 2026 (GLOBE NEWSWIRE) — PMV Pharmaceuticals, Inc. (“PMV Pharma” or the “Company”; Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53, today announced the appointment of Matt Eckler, Ph.D., to its Board of Directors (the “Board”). Dr. Eckler brings more than two decades of combined experience in healthcare investing across public and private markets and scientific research in molecular biology and neuroscience.

“Matt brings deep understanding of the biotechnology sector, including extensive healthcare investment experience,” said Laurie Stelzer, Chair of the Board. “We look forward to his strategic insight and contributions as we advance rezatapopt toward potential commercialization and position PMV Pharma for continued growth and success.”

Dr. Eckler joins the Board following completion of enrollment in the Phase 2 monotherapy portion of the ongoing PYNNACLE Phase 2 pivotal clinical trial and as the Company prepares to submit a New Drug Application (NDA) for accelerated approval for rezatapopt in patients with platinum-resistant/refractory ovarian cancer with a TP53 Y220C mutation in the first quarter of 2027.

Rezatapopt is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the pocket in the p53 Y220C mutant protein, restoring the wild-type tumor-suppressor function. The U.S. Food and Drug Administration granted Fast Track designation to rezatapopt for the treatment of patients with locally advanced or metastatic solid tumors with a p53 Y220C mutation and Orphan Drug Designation for the treatment of TP53 Y220C positive ovarian cancer, fallopian tube cancer, and primary peritoneal cancer.

“I am pleased to join PMV Pharma’s Board at such an important point in its development,” said Dr. Eckler. “Rezatapopt represents a differentiated approach to targeting mutant p53, with the potential to address a significant unmet need for patients with difficult-to-treat cancers. I’m excited to collaborate closely with the Board and management team to help guide the Company through this next phase of growth and unlock the potential of its transformative science.”

Dr. Eckler is a Principal at Samsara BioCapital where he leads the firm’s public equity strategy. Before joining Samsara in 2025, he held investment roles at ArrowMark Partners, and GMT Capital, and served as Vice President and Senior Biotech Analyst at RBC Capital Markets. Earlier in his career, he conducted research on the genetics of early brain development and circuit-level plasticity.

He received a B.S. in biology from the University of North Carolina at Chapel Hill and a Ph.D. in molecular biology from the University of California (UC), Santa Cruz. Dr. Eckler completed his postdoctoral work in neuroscience at UC San Diego.

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule therapies targeting p53. TP53 mutations are found in approximately half of all cancers. Our co-founder, Dr. Arnold Levine, established the field of p53 biology when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with a pharmaceutical development focus. PMV Pharma is headquartered in Princeton, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for rezatapopt, including our ability to obtain approval as a treatment option as a monotherapy, expectations regarding timing and success of the Phase 2 portion of the current clinical trial for rezatapopt and filing of a New Drug Application (NDA) for platinum-resistant/refractory ovarian cancer. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities, including the successful filing of NDAs, and planned clinical trials, the Company’s ability to execute on its strategy and operate as a clinical stage company, the potential for clinical trials of rezatapopt or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, maintenance by the Company of ODD status and related benefits for rezatapopt, the Company’s ability to fund operations, and the impact that a global pandemic, other public health emergencies or geopolitical tensions or conflicts may have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2026, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026, and the Company’s other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investors Contact:

Tim Smith

Senior Vice President, Head of Corporate Development and Investor Relations

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com